CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Floating Rate Income Fund:

We consent to the use of our report dated April 13, 2010 to the Putnam Floating Rate Income Fund, included herein, and to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information.

Boston, Massachusetts
June 24, 2010